Exhibit 99.1

Computer Horizons Announces Reorganization of Commercial Division and
Corporate Cost Reductions

CHC Expects Annualized Savings of $4.0 Million to $4.5 Million; Related Restructuring Charge of Approximately $900,000 Expected in Fourth Quarter 2005

MOUNTAIN LAKES, N.J., Dec. 1 /PRNewswire-FirstCall/ -- Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and IT services company, today announced plans to reposition its Commercial Services Division, which represents approximately 70 percent of CHC’s revenues. The planned reorganization clarifies lines of accountability, sharpens the focus of service offerings, sets performance standards and goals, and eliminates inefficiencies. With this plan, the new management team, led by Dennis J. Conroy, president and chief executive officer, and Brian A. Delle Donne, executive vice president and chief operating officer, initiates their program of performance improvement after six weeks of assessment.

CHC’s Commercial Services business, which includes IT Staffing and Solutions, has been a highly centralized organization. This plan reorganizes the business into five consolidated geographic regions for Staffing sales, recruiting and operations, and two Solutions units. The goal is to encourage closer collaboration between sales and delivery at the customer level and to facilitate clearer and more timely measurement of and influence on results. In Solutions delivery, CHC will tighten its focus on a more limited but deeper suite of services that capitalizes on CHC strengths, promises growth, and can be supported effectively in CHC-controlled development sites. At the same time, CHC will shrink corporate overhead. As an outgrowth of all of these changes in December, CHC anticipates improved revenue and margin performance. SG&A personnel cost reductions, approximating $3.2 million on an annualized basis, will begin to materialize in the first quarter of 2006. In addition to these personnel costs savings, the Company’s SAP financial system will be fully depreciated at the end of 2005 and the Company will complete additional office consolidations, which together will reduce annualized operating expenses by about $1,000,000.

One time separation-related costs are expected to total roughly $900,000. These initiatives are consistent with, but go beyond, restructuring plans announced by the prior management team during the third quarter of this year.

Dennis J. Conroy, president and chief executive officer of Computer Horizons, said: “In addition to executing these actions to improve profitability, we will continue to assess other strategic initiatives to increase shareholder value. We look forward to keeping you informed of plans and progress.”

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, such as financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the federal government, through its wholly-owned subsidiary, RGII Technologies, Inc.

CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions. For more information on Computer Horizons, visit www.computerhorizons.com.

Corporate Contacts:	David Reingold, Senior Vice President
Investor Relations, Marketing
Computer Horizons Corp.
(973) 299-4105
dreingol@computerhorizons.com

Lauren Felice, Vice President
Investor Relations, Marketing
Computer Horizons Corp.
(973) 299-4061
lfelice@computerhorizons.com

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management-including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations-may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

SOURCE  Computer Horizons Corp.
          -0-                                                            12/01/2005
          /CONTACT:  David Reingold, Senior Vice President, Investor Relations, Marketing, +1-973-299-4105, dreingol@computerhorizons.com, or Lauren Felice, Vice President, Investor Relations, Marketing, +1-973-299-4061, lfelice@computerhorizons.com, both of Computer Horizons Corp./
          /Web site:  http://www.computerhorizons.com /
          (CHRZ)